Exhibit 3.1
AMENDMENT TO
RESTATED BYLAWS
OF
LAKELAND FINANCIAL CORPORATION
JUNE, 1998

1.           Amendment.  Article V of the Restated Bylaws of Lakeland Financial Corporation, June 1998  (the “Corporation”) is hereby amended by adding as a third and final paragraph of Section 1 thereof the following::

The Corporation elects not be governed by Section 23-1-33-6(c) of the Indiana Business Corporation Law.”

2.           Board Action.  The Board of Directors of the Corporation unanimously approved the foregoing Amendment pursuant to unanimous written consent resolutions effective July 1, 2009.

IN WITNESS WHEREOF, the undersigned executes this Amendment to the Articles of Incorporation of the Corporation and certifies to the truth of the facts herein stated as of November 29, 2011.

LAKELAND FINANCIAL CORPORATION

By:  /s/ David M. Findlay
David M. Findlay, President and
           Chief Financial Officer